                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___ )*

                                   ----------

                              CYOKARAS CORPORATION
    -------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
    -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   232658 10 4
                  ---------------------------------------------
                                 (CUSIP Number)


                                 Brian W. Wasson
                              Barrister & Solicitor
  1111 Melville Street, Suite 610, Vancouver, BC, CANADA V6E 3V6 (604) 684 3009
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  June 20, 2003
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), Section 240.13d-1(f) or Section 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
------------------------
CUSIP NO. 232658 10 4
------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Ed Berk
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Canada
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
      NUMBER OF                     319,500
       SHARES              -----------------------------------------------------
    BENEFICIALLY           8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       319,500
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         319,500
 -------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------
CUSIP NO. 232658 10 4
------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Odette Ryder
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Canada
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      659,000
       SHARES              -----------------------------------------------------
    BENEFICIALLY           8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       659,000
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         659,000
 -------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         7.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------
CUSIP NO. 232658 10 4
-----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David Kalamen
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Canada
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      479,500
       SHARES              -----------------------------------------------------
    BENEFICIALLY           8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       479,500
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         479,500
 -------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------
CUSIP NO. 232658 10 4
-----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Brodie Kalamen
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Canada
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      359,000
      SHARES               -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       EACH                -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       359,000
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         359,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------
CUSIP NO. 232658 10 4
-----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Jamie Husch
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Canada
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      488,500
      SHARES               -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       EACH                -----------------------------------------------------
    REPORTING              9        SOLE DISPOSITIVE POWER
      PERSON                        488,500
       WITH                -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         488,500
 -------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------
CUSIP NO. 232658 10 4
-----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Shari Matvieshen
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         PF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Canada
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
      NUMBER OF                      638,000
       SHARES              -----------------------------------------------------
    BENEFICIALLY           8        SHARED VOTING POWER
      OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       638,000
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         638,000
 -------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------
CUSIP NO. 232658 10 4
-----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Executive Placement QSUB-117, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Wyoming
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      238,500
       SHARES              -----------------------------------------------------
    BENEFICIALLY           8        SHARED VOTING POWER
      OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       238,500
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         238,500
 -------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.6%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------
CUSIP NO. 232658 10 4
-----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Vandalia Capital Partners, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      627,500
      SHARES               -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       EACH                -----------------------------------------------------
    REPORTING              9        SOLE DISPOSITIVE POWER
      PERSON                        627,500
       WITH                -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         627,500
 -------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.8%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------
CUSIP NO. 232658 10 4
-----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         PAR International Consulting Corporation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Costa Rica
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
      NUMBER OF                     399,500
       SHARES              -----------------------------------------------------
    BENEFICIALLY           8        SHARED VOTING POWER
      OWNED BY                      -0-
        EACH               -----------------------------------------------------
      REPORTING            9        SOLE DISPOSITIVE POWER
       PERSON                       399,500
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         399,500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO. 232658 10 4

Item 1. Security and Issuer.

         This Statement on Schedule 13D (the "Statement") relates to the common stock, $0.001 par value (the "Common Stock"), and voting rights relating thereto, of Cyokaras Corporation, a Nevada corporation (the "Company"), which has its principal executive offices located at 7310 West Links Court, Nine Mile Falls, Washington 99206.

Item 2. Identity and Background.

         This Statement is being filed collectively by Ed Berk, Odette Ryder, David Kalamen, Brodie Kalamen, Jamie Husch, Shari Matvieshen, Executive Placement QSUB-117, Inc., Vandalia Capital Partners, LLC and Par International Consulting Corporation. Each of the above listed persons are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons."

1.       (a)      Ed Berk

         (b)      2-2190 McKenzie Road, Kelowna, B.C. V1P 1A6, Canada

         (c) Ed Berk is a teacher at Kelowna Ecumenical School located at 905 Badke Rd., Kelowna, B.C. V1X 4X5, Canada.

         (d) Ed Berk has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Ed Berk has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Ed Berk is a citizen of Canada.

2.       (a)      Odette Ryder

         (b)      3420 Drought Road, Peachland, B.C. V0H 1X1, Canada

         (c) Odette Ryder is the owner of Breath of Hair Salon located at Unit 17, 5500 Clement Cres., Peachland, B.C. V0H-1X5, Canada.

         (d) Odette Ryder has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Odette Ryder has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Odette Ryder is a citizen of Canada.

CUSIP NO. 232658 10 4

3.       (a)      David Kalamen

         (b)      260 Tarai Court, Kelowna, B.C. V1X 5X6, Canada

         (c) David Kalamen is a Minister at Kelowna Christian Center located at 905 Badke Rd., Kelowna, B.C. V1X 5Z5, Canada.

         (d) David Kalamen has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) David Kalamen has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      David Kalamen is a citizen of Canada.

4.       (a)      Brodie Kalamen

         (b)      905 Badke, Kelowna, B.C. V1Y 5Z5, Canada

         (c) Brodie Kalamen is a Minister at Kelowna Christian Center located at 905 Badke Rd., Kelowna, B.C. V1X 5Z5, Canada.

         (d) Brodie Kalamen has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Brodie Kalamen has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Brodie Kalamen is a citizen of Canada.

5.       (a)      Jamie Husch

         (b)      2190 Charleswood Drive, Kelowna, B.C. V1P 1E4, Canada

         (c)      Jamie Husch is a homemaker.

         (d) Jamie Husch has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Jamie Husch has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Jamie Husch is a citizen of Canada.

6.       (a)      Shari Matvieshen

         (b)      990 Sutcliffe Court, Kelowna, B.C. V1P 1B6, Canada

         (c) Shari Matvieshen is the Secretary and General Manager of 531682 B.C. Ltd., a property holding company, located at 990 Sutcliffe Court, Kelowna, B.C. V1P 1B6, Canada.

         (d) Shari Matvieshen has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Shari Matvieshen has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Shari Matvieshen is a citizen of Canada.

CUSIP NO. 232658 10 4

7.       (a)      Executive Placement QSUB-117, Inc. ("Executive Placement")

         (b)      110 West C Street, Suite 700, San Diego, CA  92101-3906

         (c) Executive Placement is a Wyoming corporation engaged in the executive search business.

         (d) Executive Placement has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Executive Placement has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

8.       (a)      Vandalia Capital Partners, LLC ("Vandalia")

         (b)      4589 Belfort Place, Dallas, Texas  75205

         (c) Vandalia is a Texas limited liability company engaged in making investments.

         (d) Vandalia, during the last five years, has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Vandalia has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

9.       (a)      PAR International Consulting Corporation ("PAR")

         (b) P.O. Box 201-1260, Locales 1-10, 1er Piso, San Rafael, Escazu, Costa Rica

         (c)      PAR is a Costa Rica corporation engaged in making investments.

         (d) PAR, during the last five years, has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) PAR has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


Item 3. Source and Amount of Funds or Other Consideration.

           Each of the Reporting Persons acquired their shares of Common Stock in the Company with either working capital or their personal funds as reported elsewhere in this Schedule 13D.

Item 4. Purpose of Transaction.

           The purpose of this Schedule 13D is to report that the Reporting Persons have acquired, in the aggregate, more than 5% of the outstanding Common Stock of the Company. The shares of the Common Stock of the Company held by the Reporting Persons were acquired for, and are being held for, investment purposes only. The acquisitions of the shares of the Common Stock of the Company were made in the ordinary course of the Reporting Persons' business or investment activities, as the case may be.

CUSIP NO. 232658 10 4

           The Reporting Persons do not have any specific plans or proposals which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present board of directors or management of the Company; any material change in the present capitalization or dividend policy of the Company; any other material change in the Company's business or corporate structure; changes in the Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended; or any action similar to any of those enumerated above; but such persons reserve the right to propose or undertake or participate in any of the foregoing actions in the future.

Item 5. Interest in Securities of the Issuer.

(a) and (b):      The following table sets forth the information required by
                  Item 5(a) and (b):

NAME                           NUMBER OF SHARES       VOTING POWER       DISPOSITIVE POWER          % OWNERSHIP
----                           ----------------       ------------       ------------------         -----------
Ed Berk                            319,500                sole                  sole                   3.5%

Odette Ryder                                                                                           7.1%
                                   659,000                sole                  sole

David Kalamen                      479,500                sole                  sole                   5.2%

Brodie Kalamen                     359,000                sole                  sole                   3.9%

Jamie Husch                        488,500                sole                  sole                   5.3%

Shari Matvieshen                   638,000                sole                  sole                   6.9%

Executive Placement                238,500                sole                  sole                   2.6%
QSUB-117, Inc.

Vandalia Capital                   627,500                sole                  sole                   6.8%
Partners, LLC

PAR International                  399,500                sole                  sole                   4.3%
Consulting Corporation

CUSIP NO. 232658 10 4

           The Reporting Persons beneficially own 4,209,000 of the Company's Common Stock which represents 45.6% of the outstanding Common Stock of the Company. The percentage calculations are based upon 9,230,000 shares of Common Stock outstanding on April 30, 2003, as reported in the Company's most recent Annual Report filed on Form 10-KSB pursuant to Section 13 of the Securities Exchange Act of 1934, filed on May 15, 2003. Each of the Reporting Persons disclaims beneficial ownership of all of the shares of the Common Stock covered by this Statement, other than the shares individually owned by him or her.


Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

           None.

Item 7. Material to be Filed as Exhibits.

           None.

Signatures

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 25, 2003


                                             /s/ ED BERK
                                             -----------------------------------
                                             ED BERK


                                             /s/ ODETTE RYDER
                                             -----------------------------------
                                             ODETTE RYDER


                                             /s/ DAVID KALAMEN
                                             -----------------------------------
                                             DAVID KALAMEN


                                             /s/ BRODIE KALAMEN
                                             -----------------------------------
                                             BRODIE KALAMEN


                                             /s/ JAMIE HUSCH
                                             -----------------------------------
                                             JAMIE HUSCH


                                             /s/ SHARI MATVIESHEN
                                             -----------------------------------
                                             SHARI MATVIESHEN


                                             EXECUTIVE PLACEMENT QSUB-117, INC.


                                             By: /s/ SEAN PAGE
                                                 -------------------------------
                                                 SEAN PAGE, Vice President


                                             VANDALIA CAPITAL PARTNERS, LLC


                                             By: /s/ INDRAJIT B. MAJUMDER
                                                 -------------------------------
                                                 INDRAJIT B. MAJUMDER, Manager


                                             PAR INTERNATIONAL CORPORATION


                                             By: /s/ PAUL A. RADEMAKER
                                                 -------------------------------
                                                 PAUL A. RADEMAKER, President